Exhibit 16

1100 N. Tustin Avenue, Suite 200 Anaheim, CA 92807 Office (714) 238-0000 Fax (714) 238-0080 www.bycpas.com

January 3, 2020

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

RE:	REIGN SAPPHIRE CORPORATION
File No:	333-204486

We have read the statements under Item 4.01 of the Current Report on Form 8-k to be filed with the Securities and Exchange Commission on January 3, 2020 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

/s/ Benjamin & Young, LLP

Benjamin & Young, LLP

Anaheim, CA